SUB-ITEM 77Q2

Based solely on a review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to MFS Intermediate Income Trust (the
Trust) with respect to its most recent fiscal year for Trustees and officers of the Trust, MFS, and certain persons affiliated with MFS, and greater than ten percent beneficial owners, the Trust believes all
Section  16(a)  transactions  were  reported on a timely  basis, except for the
following filing:   Robert J. Manning made a Form 3 filing for the Trust on
August 24, 2009.